Axos Announces Chief Financial Officer Transition

SAN DIEGO, CA – (BUSINESSWIRE) – September 27, 2021 – Axos Financial, Inc. (NYSE: AX) parent of Axos Bank (collectively, “Axos”), announced today that the Board of Directors of Axos has appointed Derrick K. Walsh as Executive Vice President, Chief Financial Officer of Axos, effective September 23, 2021. Mr. Walsh joined Axos in 2013 and has served as Senior Vice President and Chief Accounting Officer of Axos since 2015 and will continue to retain principal accounting officer responsibilities for Axos. He succeeds Andrew J. Micheletti who will continue with Axos as Executive Vice President, Finance, performing various strategic and investor relations initiatives.

“I would like to thank Andy for his contributions to Axos over the past twenty years,” said Greg Garrabrants, President and Chief Executive Officer. “Andy has provided strong leadership and financial expertise and helped guide us through an extended period of consistent and profitable growth and he will continue to contribute in his new capacity. I am excited to work with Derrick and build on the strong foundation we have established and propel Axos forward in the next phase of our evolution.”

“I feel extremely confident that the transition will be seamless,” added Mr. Micheletti. “Derrick has been working closely with Greg, myself, the business unit leaders, and the Board for many years. Given his strong understanding of the financial and regulatory reporting functions and familiarity with the capital markets and investor relations dynamics, I expect Derrick to thrive as Axos' new CFO.”

About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc. is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank is a nationwide bank, with approximately $14.3 billion in assets, that provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC, with approximately $41 billion of assets under custody and/or administration, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the KBW Nasdaq Financial Technology Index, and the S&P SmallCap 600® Index. For more information on Axos Financial, Inc., please visit axosfinancial.com.

Contact:

Greg Frost,
SVP, Corporate Communications
Axos Bank
Phone: 1-858-649-2218
Email: gfrost@axosbank.com
Johnny Lai, CFA
VP, Corporate Development and Investor Relations
Axos Financial, Inc.
Phone: 1-858-649-2218
Email: jlai@axosfinancial.com